Exhibit 99.1

Contact:
John Jordan
Director of Investor Relations
508-541-8800, ext. 145

PLC SYSTEMS REPORTS FOURTH CONSECUTIVE PROFITABLE QUARTER

Company’s U.S. HL2 Laser Base Increases By 60 Percent From a Year Ago

Franklin, MA, April 30, 2003 – PLC Systems Inc. (AMEX: PLC), the worldwide leader in carbon dioxide (CO2) transmyocardial revascularization (TMR) technology used to treat patients with severe angina, or heart pain, today reported positive financial results for the three months ended March 31, 2003.

First quarter net income increased by $274,000 to $15,000, or $0.00 per share, compared to a net loss of $259,000, or ($0.01) per share, for the first quarter ended March 31, 2002.  Revenues for the quarter ended March 31, 2003 were $1,734,000, compared with $2,420,000 in the same quarter of 2002.

“We are very pleased to report PLC’s fourth consecutive quarterly profit,” stated Mark R. Tauscher, president and CEO of PLC Systems.  “PLC’s first quarter performance demonstrates that our business can produce profitable results with a reasonable number and mix of lasers and kits sold.  The four consecutive profitable quarters is a good reflection of our focused business strategy and our efficient operations at PLC.  Expanding our laser base while maintaining profitability is a significant accomplishment for the company.”

During the first quarter of 2003, PLC shipped nine next-generation CO2 Heart Lasers (HL2) to United States hospitals through Edwards Lifesciences Corporation (NYSE: EW), PLC’s exclusive U.S. sales and marketing partner.  Five of the nine HL2 shipments were new lasers and four were redeployed lasers.

PLC ended the first quarter of 2003 with 138 CO2 Heart Lasers located at heart centers throughout the U.S., comprised of 83 HL2 customers and 55 HL1 customers.  As of March 31, 2003, PLC’s U.S. laser base (HL1 and HL2) had increased by more than 20 percent during the preceding twelve months.  More significantly, PLC’s U.S. HL2 installed base grew to 83 lasers as of March 31, 2003, up 60 percent from March 31, 2002 and up nine percent from the quarter ended December 31, 2002.

A leading indicator for the adoption rate of the CO2 TMR therapy is disposable kit shipments to hospitals.  During the first quarter of 2003, a total of 413 disposable kits were shipped worldwide.  Edwards delivered 383 disposable kits to United States hospitals and PLC shipped 30 disposable kits to International hospitals.  In comparison, a total of 399 disposable kits were delivered worldwide during the quarter ended March 31, 2002.

- more -

PLC Systems Reports Profitable First Quarter Results/2

Tauscher concluded, “With respect to kit shipments, I believe we are seeing positive signs that we are moving in the right direction.  During 2002, the U.S. average kit shipments to hospitals by Edwards were 117 kits per month.  In January and February 2003, this average was maintained, however during March and April the kit shipments have increased by approximately 50 percent.  We are encouraged with this positive developing trend.”

In conjunction with announcing first quarter results, PLC Systems will be hosting a conference call today, April 30, at 11:00 a.m. Eastern Time.  The call may be joined via telephone by dialing (800) 299-7098 at least 5 minutes prior to the start of the call.  The passcode is: PLC Medical.  A live Webcast of the call will be available and accessible at the investor relations section of the Company’s website at www.plcmed.com.  A recording of the conference call will be available for the next month on PLC’s website.

PLC Systems Inc. is a medical device company specializing in the design and manufacturing of carbon dioxide (CO2) lasers and related disposable components to treat coronary artery disease.  Edwards Lifesciences is the exclusive U.S. marketer and distributor of PLC’s CO2 Heart Laser 2 system, which a cardiac surgeon can utilize to perform CO2 Laser Revascularization, also referred to as CO2 transmyocardial revascularization (TMR).  CO2 Laser Revascularization, pioneered by PLC Systems, is a surgical technology for treating severe angina, or heart pain.

The CO2 Heart Laser is the only revascularization laser that has published data showing long-term (five-year) angina relief in severely debilitated heart patients.  A cardiac surgeon utilizes the laser to create approximately 20 to 40 channels to allow oxygen-rich blood to reach previously deprived areas of the patient’s heart.  To date, more than 9,500 patients have been treated with a CO2 Heart Laser.

For more information on PLC and its products, please visit the Company’s Web site at www.plcmed.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.  Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including operational changes, competitive developments, regulatory approval requirements, the ability to convince health care professionals and third party payers of the medical and economic benefits of the CO2 Heart Lasers, no assurance that all payers will reimburse health care providers who perform TMR procedures or that reimbursement, if provided, will be adequate, and additional risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and our other SEC reports.

PLC Systems Reports Profitable First Quarter Results/3

PLC SYSTEMS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Revenues:
Product sales	$1,406	$2,056
Placement and service fees	328	364
Total revenues	1,734	2,420

Cost of revenues:
Product sales	525	1,278
Placement and service fees	116	148
Total cost of revenues	641	1,426

Gross profit	1,093	994

Operating expenses:
Selling, general and administrative	856	1,061
Research and development	241	207
Total operating expenses	1,097	1,268

Loss from operations	(4)	(274)

Other income, net	19	15

Net income (loss)	$15	$(259)

Basic and diluted earnings (loss) per share	$.00	$(.01)

Average shares outstanding:
Basic	29,798	29,573
Diluted	29,811	29,573

CONDENSED BALANCE SHEET

	March 31, 2003	December 31, 2002

Cash and cash equivalents	$5,442	$5,932
Total current assets	9,345	9,412
Total assets	10,089	10,328
Total current liabilities	2,837	2,942
Shareholders’ equity	6,729	6,725

###